UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 14a-12

WRAP TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

_________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

WRAP 2022

Notice of Annual Meeting of Stockholders and Proxy Statement

POLICE
WRAP REALITY
WRAP REALITY
BOLA WRAP 150

(800) 583-2652

www.wrap.com

May 2, 2022

Dear Valued Stockholders:

I am so excited to join Wrap as its new CEO and look forward to building a bright future for Wrap and our stockholders. I come from a long career in law enforcement and technology and look forward to bringing that insight and experience to scaling the Wrap team. I am excited to have brought Kevin Mullins on board as our President to drive an improved approach to our go to market functions. We have so much opportunity and I believe that Kevin is the right addition to our leadership team to build a repeatable and scalable sales and marketing approach to drive our growth.

We will be building a strategic roadmap for Wrap over the next 90 days. This strategic roadmap will guide the vision and goals of the company and create key objectives to measure the business’s success going forward. We want to expand and grow the business, but in a cost effective and sustainable way. The future opportunity for Wrap domestically and internationally is massive.  We will build in execution excellence and drive an improved go to market motion. We have a solid team today and look forward to building upon that foundation.

We already have a unique patented solution that is first to market globally with a less-lethal, safe, and pain free way to take individuals into custody – one which protects our communities and our police officers. We have created a simple to use tool that works like remote handcuffs to ensure a safe space between the subject of the intervention and the officer as well as bystanders. It is one of the only tools that does not rely on pain compliance and is geared to be used very early in an encounter to ensure everyone’s safety. We want to help save lives and careers. We also want to help prevent police encounters from turning deadly and creating turmoil for citizens and law enforcement.

We are also delivering cutting edge virtual reality training solutions for law enforcement and security personnel that provide a fully immersive experience to train on public interaction, de-escalation, and the proper use of technology and tools in everyday police situations.

We have experienced management that can deliver and scale the company. We faced extremely difficult supply chain issues, including converting our supply chain and manufacturing facilities from producing the BolaWrap 100 to the BolaWrap 150 during a global pandemic with severe shortages of parts and materials. This hurt us in Q1 production and sales, but we expect this will be remedied in the long term.

We now have over 750 agencies with BolaWrap devices and have delivered product to 53 countries. We have certified more than 4000 instructors and have trained more than 1200 agencies. Last year we invested more than $5.4M in research and development to continue to be on the forefront of law enforcement technology.

Going forward, we are laser focused on building domestic and international repeatable sales. We will be enhancing our customer success function to improve agency expansion while building a more effective go to market function that will scale with the business.

I look forward to sharing with you in Q3 of this year our strategic roadmap on where we will be taking Wrap over the next couple of years and the future that lies ahead for us.

Thank you for trusting the great team at Wrap and we look forward to delivering to our shareholders and our stakeholders in law enforcement and the public.

TJ Kennedy

CEO

Wrap Technologies, Inc.

1817 W 4th Street

Tempe, Arizona 85281

(800) 583-2652

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 23, 2022

Dear Stockholders of Wrap Technologies, Inc.:

It is our pleasure to invite you to the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Wrap Technologies, Inc., a Delaware corporation (the “Company”). Due to the public health impact of the coronavirus (“COVID-19”) pandemic, and out of concern for the health and safety of our stockholders, directors, and members of management, the Annual Meeting will be held on Thursday, June 23, 2022 at 9:00 A.M., Pacific Time in a virtual meeting format only. There will be no physical location for stockholders to attend the Annual Meeting. Stockholders will be able to listen, vote, and submit questions, regardless of their physical location, via the internet by registering at a live webcast http://www.colonialstock.com/wrap2022. If you plan to participate in the virtual Annual Meeting, please see the “Instructions for the Virtual Annual Meeting” section in the attached proxy statement for the Annual Meeting (the “Proxy Statement”). The purpose of the Annual Meeting is to vote on the following:

1.	to elect six directors to our Board of Directors, each to serve until our next annual meeting of stockholders, or until their respective successor is duly elected and qualified;
2.

to approve an amendment to our 2017 Equity Compensation Plan (the “2017 Plan”) to increase the number of shares of Company common stock, par value $0.0001 per share (“Common Stock”), available for issuance thereunder, from 7.5 million shares to 9.0 million shares (the “Plan Amendment”);

3.	to ratify the appointment of Rosenberg Rich Baker Berman, P.A. as our independent auditors for the year ending December 31, 2022; and
4.	to vote upon such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.  Other detailed information about us and our operations, including our audited financial statements, are included in our Annual Report on Form 10-K (the “Annual Report”), a copy of which is enclosed. This Notice, the Proxy Statement and the Annual Report are also available online at: http://www.colonialstock.com/wrap2022. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions.

We have elected to provide access to our proxy materials primarily over the Internet, pursuant to the Securities and Exchange Commission’s “notice and access” rules. We strongly encourage you to sign up for electronic delivery of our future annual reports and proxy materials in order to conserve natural resources and help us save costs in producing and distributing these materials. For more information, please see “Electronic Delivery of Proxy Materials and Annual Report” on page 1 of the Proxy Statement.

The Board of Directors has fixed the close of business on April 25, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Stockholders of record present via live webcast at the Annual Meeting or who have submitted a valid proxy via the Internet, by telephone or by mail will be deemed to be present, to vote at the Annual Meeting.

Your vote is very important to us. Please act as soon as possible to vote your shares, even if you plan to participate in the virtual Annual Meeting.  Regardless of whether you plan to virtually attend the Annual Meeting, please read the Proxy Statement and vote your shares by Internet, telephone or e-mail as promptly as possible.  Please refer to the “Instructions for the Virtual Annual Meeting” section of the Proxy Statement for instructions on submitting your vote. Voting promptly will save us additional expense in further soliciting proxies and will ensure that your shares are represented at the Annual Meeting.

By Order of the Board of Directors,

/s/ Wayne Walker Wayne Walker	/s/ TJ Kennedy TJ Kennedy
Chairman of the Board	Chief Executive Officer

Tempe, Arizona

May 2, 2022

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING VIA LIVE WEBCAST. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY INTERNET, TELEPHONE OR MAIL AS SOON AS POSSIBLE. RETURNING YOUR PROXY WILL HELP US ASSURE THAT A QUORUM WILL BE PRESENT AT THE ANNUAL MEETING AND AVOID THE ADDITIONAL EXPENSE OF DUPLICATE PROXY SOLICITATIONS. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE VIA LIVE WEBCAST IF YOU ATTEND THE VIRTUAL ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 23, 2022: THE ANNUAL REPORT AND PROXY STATEMENT ARE AVAILABLE ONLINE AT: http://www.colonialstock.com/wrap2022.

Wrap Technologies, Inc.

1817 W 4th Street

Tempe, Arizona 85281

(800) 583-2652

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Wrap Technologies, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 23, 2022 at 9:00 A.M., Pacific Time, via virtual meeting by accessing http://www.colonialstock.com/wrap2022, and any adjournment or postponement thereof.

Instructions for Virtual Annual Meeting

A virtual meeting format offers the same participation opportunities as those opportunities available to stockholders at in-person meetings. Stockholders will be able to listen, vote, and submit questions. To participate in the Annual Meeting webcast, you must register http://www.colonialstock.com/wrap2022 by 5:00 P.M., Pacific Time, on June 22, 2022 using your desktop or mobile device.

The Annual Meeting will begin promptly at 9:00 A.M., Pacific Time, on June 23, 2022. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin 30 minutes prior to the start of the Annual Meeting. You should allow ample time to ensure your ability to access the Annual Meeting.

We will hold our question-and-answer session with management immediately following the conclusion of the Annual Meeting. You may submit a question in advance of the Annual Meeting during the registration process by visiting http://www.colonialstock.com/wrap2022. You may also submit a question at any time during the Annual Meeting by typing the questions into the questions box on the screen once the virtual meeting starts. The Chairman of the Annual Meeting has broad authority to conduct the meeting in an orderly manner.

Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, send an email to annualmeeting@colonialstock.com or call (877) 285-8605 for assistance.

Electronic Delivery of Proxy Materials and Annual Report

We have elected to provide access to this year’s proxy materials primarily over the Internet under the Securities and Exchange Commission’s (“SEC”) “notice and access” rules. We intend to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about May 13, 2022 to each of our stockholders entitled to notice of, and to vote at, the Annual Meeting, which will contain instructions for accessing this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (“Annual Report”) and voting instructions. The Notice will also include instructions on how you can receive a paper copy of your proxy materials.

This Proxy Statement and the Annual Report can also be accessed free of charge online as of May 6, 2022 at: http://www.colonialstock.com/wrap2022.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are each described in this Proxy Statement. Only holders of our common stock, par value $0.0001 per share (“Common Stock’’), as of the close of business on April 25, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 40,970,322 shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

Quorum

In order for any business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in attendance virtually or by proxy, of holders of a majority of the outstanding shares of the Company entitled to vote will constitute a quorum for the transaction of business. If you submit a properly executed proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of establishing a quorum. Shares that constitute broker non-votes will also be counted as present at the Annual Meeting for the purpose of establishing a quorum. If a quorum is not present at the scheduled time of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Required Vote for Approval

Proposal No. 1: Election of Directors. Directors are elected by a plurality vote. This means that the six director nominees who receive the greatest number of affirmative votes cast at the Annual Meeting by the shares present, either in attendance virtually or represented by proxy, and entitled to vote, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal No. 2: Plan Amendment, and Ratification of all Issuances Made Thereunder to Date. The affirmative vote of the holders of a majority of the voting securities present, either in attendance virtually or represented by proxy at the Annual Meeting, and entitled to vote on the matter, is necessary to approve the amendment to our 2017 Equity Compensation Plan (the “2017 Plan”) to increase the number of shares of Common Stock authorized for issuance thereunder from 7.5 million shares to 9.0 million shares (the “Plan Amendment’), and to ratify all issuances made thereunder to date (the “Issuance Ratification”) (the “Amendment Proposal”). A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the Amendment Proposal. Accordingly, an abstention will have the effect of a vote against the Amendment Proposal. A broker or nominee will not have discretionary authority to vote on this Amendment Proposal because it is considered a non-routine matter. Accordingly, broker non-votes will have no effect on the outcome of the Amendment Proposal.

Proposal No. 3: Ratification of Appointment of Auditors. The affirmative vote of the holders of a majority of the voting securities present, either in attendance virtually or represented by proxy at the Annual Meeting, and entitled to vote on the matter, is necessary to ratify the appointment of Rosenberg Rich Baker Berman, P.A. as our independent auditors for the fiscal year ending December 31, 2022 (the “Ratification Proposal”). A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the Ratification Proposal. Accordingly, an abstention will have the effect of a vote against the Ratification Proposal. A broker or other nominee will generally have discretionary authority to vote on the Ratification Proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to the Ratification Proposal. However, any broker non-votes received will have no effect on the outcome of the Ratification Proposal.

Broker Non-Votes

A “broker non-vote” occurs when a nominee (typically a broker or bank) holding shares for a beneficial owner (typically referred to as shares being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares with respect to that proposal.

Brokers and other nominees may vote on “routine” proposals on behalf of beneficial owners who have not furnished voting instructions, subject to the rules applicable to broker nominees concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those firms. The ratification of the independent registered public accountants, for example, is a routine proposal. Brokers and other nominees may not vote on “non-routine” proposals, unless they have received voting instructions from the beneficial owner. The election of directors is considered a “non-routine” proposal. This means that brokers and other firms must obtain voting instructions from the beneficial owner to vote on these matters; otherwise, they will not be able to cast a vote for such “non-routine” proposals. If your shares are held in the name of a broker, bank or other nominee, please follow their voting instructions so you can instruct your broker on how to vote your shares.

Voting and Revocation of Proxies

If your proxy is properly returned to the Company, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted (i) FOR the election of the six director nominees named in this Proxy Statement, (ii) FOR the Plan Amendment and Issuance Ratification, (iii) FOR ratification of the appointment of Rosenberg Rich Baker Berman, P.A. as our independent auditors for the current fiscal year, and (iv) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You may revoke or change your proxy at any time before the Annual Meeting by (i) filing, with our Corporate Secretary at our executive offices, located at 1817 W 4th Street, Tempe, Arizona 85281, a notice of revocation or another signed proxy with a later date, or (ii) by voting online at the virtual Annual Meeting. Attendance at the virtual Annual Meeting by itself will not revoke a proxy. Shares can be voted at the Annual Meeting only if the holder is present or represented by proxy. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your broker or record holder to vote personally at the Annual Meeting.

No Appraisal Rights

The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the Notice, as well as the preparation and posting of this Proxy Statement, the Annual Report and any additional solicitation materials furnished to stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation by telephone, e-mail or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by e-mail, telephone and mail.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our Bylaws provide that the number of directors that constitute the entire Board of Directors (the “Board”) shall be fixed from time to time by resolution adopted by a majority of the entire Board, but that in no event shall the number be less than three. A director elected by the Board to fill a vacancy shall serve for the remainder of the term of that director and until the director’s successor is duly elected and qualified. Our Board currently consists of six directors, each of whom has been nominated by our Nominating and Governance Committee for election at the Annual Meeting. The six director nominees for election at the Annual Meeting consist of Messrs. Wayne R. Walker, Scot Cohen, TJ Kennedy, Michael Parris, Kevin Sherman, and Ms. Kimberly Sentovich.

Each director nominee, if elected at the Annual Meeting, will hold office for a one-year term until the next annual meeting of stockholders or until their successor is duly elected, unless prior thereto the director resigns, or the director’s office becomes vacant by reason of death or other cause. If any such person is unable or unwilling to serve as a director nominee at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute director nominee, designated by the proxy holders and subject to the rules for shareholder director nominations set forth in the Bylaws, or by the present Board to fill such vacancy, or for the balance of those director nominees named without nomination of a substitute, and the Board may be reduced accordingly. The Board has no reason to believe that any of such director nominees will be unwilling or unable to serve if elected as a director.

Vote Required

The election of directors requires the affirmative vote of a plurality of the voting shares present virtually or represented by proxy and entitled to vote during the Annual Meeting. The six nominees receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of the directors.

Unless otherwise instructed or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the election of the director nominees listed above.

Board of Directors Recommendation

The Board recommends that the stockholders vote “FOR” the election of Messrs. Wayne R. Walker, Scot Cohen, TJ Kennedy, Michael Parris, Kevin Sherman, and Ms. Kimberly Sentovich.

Director Nominees

The following section sets forth certain information regarding the nominees for election as directors of the Company. There are no family relationships between any of the director nominees and the Company’s executive officers.

Name	Age	Positions	Independent
Wayne Walker	63	Chairman of the Board	X
Scot Cohen	53	Director
TJ Kennedy	50	Director
Michael Parris	63	Director	X
Kimberly Sentovich	54	Director	X
Kevin Sherman	51	Director	X

`

Wayne Walker was appointed as a director of the Company in November 2018, as Lead Independent Director from January 2021 to June 2021, and as Chairman of the Board in January 2022. Mr. Walker has more than 30 years of experience in corporate law, governance and corporate restructuring, including 15 years at the DuPont Company in the Securities and Bankruptcy Group, where he worked in the Corporate Secretary’s office and served as Senior Counsel. In 2003, Mr. Walker founded Walker Nell Partners, Inc. (“Walker Nell”), an international business consulting firm providing corporate governance and restructuring, fiduciary services, litigation support, and other services to client corporations and law firms, where he continues to serve as President. Mr. Walker currently serves on the board of directors of Petro Pharmaceuticals, Inc. (NASDAQ: PTPI) and AYRO, Inc. (NASDAQ: AYRO), as well as Pitcairn Company, a multi-family office wealth management firm. He is the former Vice President of the Board of Education of the City of Philadelphia, Chairman of the Board of Trustees of National Philanthropic Trust, a public charity that holds over $11.0 billion of assets under management, and the Board of Directors for Humanity International, a global non-profit, non-governmental housing organization. He holds a Bachelor of Arts Degree from Loyola University New Orleans and a Juris Doctorate from Catholic University of America. He also studied finance for non-financial managers at the University of Chicago’s Graduate School of Business.

The Board believes that Mr. Walker’s substantial knowledge and more than 30 years of experience in corporate governance, restructuring and corporate litigation enhances the Board’s corporate governance and related experience.

Scot Cohen cofounded the Company with Messrs. James Barnes and Elwood Norris in March 2016, and currently serves as a director of the Company. Mr. Cohen served as Executive Chairman of the Company from July 2017 until June 2021. Prior to July 2017, he served as a Manager until the Company’s incorporation in March 2017 at which time he was appointed as the Company’s Corporate Secretary until January 2018. Mr. Cohen has over 20 years of experience in institutional asset management, wealth management, and capital markets. He currently manages several operating partnerships that actively invest in the energy sector in addition to maintaining an active investment portfolio in various public companies, early-stage private companies, hedge funds and alternative assets including real estate. Some of these include serving as principal of the Iroquois Capital Opportunity Fund, a closed end private equity fund he founded in 2010 which focuses on investments in North American oil and gas assets; as the Manager of V3 Capital, LLC, an investor in public and private companies that he founded in 2015, and was the co-founder of Iroquois Capital Investment Group, LLC. Mr. Cohen currently sits on the board of directors of Charlie’s Holding, Inc., and serves as Executive Chair of the Board of Petro River Oil Corp. since 2012. Mr. Cohen earned his Bachelor of Science degree from Ohio University.

The Board believes Mr. Cohen’s success with multiple private investment firms, his extensive contacts within the investment community and financial expertise strengthens the Company’s efforts to raise capital to fund the continued implementation of its business plan.

TJ Kennedy was appointed as a director of the Company in April 2021, and Chief Executive Officer of the Company in April 2022. Prior to his appointment as the Company’s Chief Executive Officer, Mr. Kennedy served as the Chief Executive Officer, president, and member of the board of directors of Qumu, Inc. (NASDAQ: QUMU) (“Qumu”) from July 2020 to April 2022. Qumu provides the tools to create, manage, secure, distribute and measure the success of live and on-demand video for enterprises. From January 2019 to July 2020, Mr. Kennedy served as the Chief Executive Officer and member of the board of directors of Allerio, Inc., and a director of the Public Safety Network from January 2018 to July 2020. From July 2013 to January 2018, Mr. Kennedy served as the President/Deputy Executive Director of FirstNet – First Responder Network Authority. Mr. Kennedy holds a Bachelor of Science in Health Promotion and Education from the University of Utah, and a Master's of Business Administration from Johns Hopkins University.

The Board believes that Mr. Kennedy's extensive experience in the fields of technology, public safety, manufacturing, and communications, across both domestic and international markets, make him a valuable member of the Board.

Michael Parris was appointed as a director of the Company in November 2017. Mr. Parris has been a partner at Perry Rogers Partners Inc. (“Perry Rogers”), a sports management firm, since 1996, where he primarily oversees the SHAQ Brand and other strategic alliances. His role at Perry Rogers encompasses business development, worldwide brand management, marketing and public relations. Prior to joining Perry Rogers, Mr. Parris had a successful career in law enforcement with the Newark Police Department in Newark, New Jersey, rising to the rank of Lieutenant. During his career in law enforcement, he worked and commanded several specialized units, including Homicide, Robbery, and Internal Affairs. Mr. Parris holds a Bachelor of Science degree in Business Management from the University of Phoenix.

The Board believes that given his background in law enforcement and worldwide marketing and brand experience, Mr. Parris’ broad experience and insights into the markets served by the Company benefits the Board and the Company.

Kimberly Sentovich was appointed as a director of the Company in April 2021. Ms. Sentovich is a seasoned merchandising, operations, IT and supply chain executive with 30 years of experience with multi-billion-dollar profit and loss responsibility.  Ms. Sentovich is currently the Chief Executive Officer for Rachio, a provider of smart irrigation solutions for consumers and professionals. From 2017 to 2019, Ms. Sentovich served as the Senior Vice President of Operations for Torrid, an apparel retailer.  From 2015 to 2017, Ms. Sentovich was Executive Vice President of Stores and Logistics at Gymboree, responsible for all 1,300 company owned stores in North America.  Ms. Sentovich previously spent seven years (2008-2015) at Walmart rising from Regional Vice President of Operations – California to Divisional Senior Vice President of Operations – Pacific Division and fifteen years at The Home Depot (1993-2008) rising to the level of Regional Vice President of Operations. Ms. Sentovich has served on the board of directors of One Stop Systems (NASDAQ: OSS) from 2019 to present and the Children's Hospital of Orange County from 2016 to present, on which she serves on the Executive Committee, Compensation Committee, Nominating Committee, and Finance Committee. Ms. Sentovich obtained her MBA from The Paul Merage School of Business, University of California, Irvine and her B.A. in Philosophy and Political Science with a Minor in economics from Bryn Mawr College.

Ms. Sentovich’s extensive executive and operations experience, as well as her independence, judgment and exceptional leadership experience makes her a valuable addition to the Board.

Kevin Sherman was appointed as a director of the Company in April 2021. Mr. Sherman currently serves as the Chief Executive Officer of Tractor Beverages, Inc. (“Tractor”).  Prior to his appointment as Chief Executive Officer, Mr. Sherman served as Chief Marketing Officer and Chief Revenue Officer, positions he held since 2018. Mr. Sherman has served as a member of the board of directors of Tractor since 2015. From 2012 to 2017, Mr. Sherman served as a member of the board of directors, Chief Executive Officer, President, and Chief Marketing Officer of True Drinks, Inc. Mr. Sherman holds a Bachelor of Arts in Philosophy from Gordon College and a Master of Arts in Educational Administration from Loyola Marymount University.

The Board believes that Mr. Sherman's extensive experience in marketing products, building brands and driving revenue growth enhances the Board's experience and makes him a valuable member of the Board and as a resource for the management team.

Board Diversity

Our six directors come from diverse backgrounds. We comply with Nasdaq Listing Rule 5605(f), which requires Nasdaq-listed companies to have at least two diverse directors, including one self-identified woman and one individual who self-identifies as an underrepresented minority or as LGBTQ+.

The table below provides certain highlights of the composition of our Board members and nominees as of April 25, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (As of April 25, 2022)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	1	5	—	—
Demographic Background
African American or Black	—	2	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	6*

* Did not disclose with respect to LGBTQ+ background.

Director Nominations

The Board nominates directors for election at each annual meeting of stockholders, appoints new directors to fill vacancies when they arise, and has the responsibility to identify, evaluate and recruit qualified director candidates to the Board for such nomination or appointment.

The Nominating and Governance Committee identifies director nominees by first considering those current members of the Board who are willing to continue service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue service are considered for re-election, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. After being nominated by the Nominating and Governance Committee, director nominees are selected by a majority of the members of the Board. Although the Company does not have a formal diversity policy, in considering the suitability of director nominees, both the Nominating and Governance Committee and the Board consider such factors as they deem appropriate to develop a Board that is diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the Nominating and Governance Committee and the Board include judgment, knowledge, skill, diversity, integrity, experience with businesses and other organizations of comparable size, including experience in law enforcement, the use of force product industry, intellectual property, business, corporate governance, marketing, finance, administration or public service, the relevance of a candidate’s experience to our needs and experience of other Board members, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a candidate would be a desirable addition to the Board and any committees of the Board.

A stockholder who wishes to suggest a prospective director nominee for the Board may notify the Corporate Secretary of the Company in writing with any supporting material the stockholder considers appropriate. Director nominees suggested by stockholders are considered in the same way as director nominees recommended by other sources.

Director Independence

Our Board has reviewed the independence of our directors based on the listing standards of the Nasdaq Stock Market (“Nasdaq”). Based on this review, the Board of Directors determined that Messrs. Parris, Walker, Sherman, and Ms. Sentovich are independent, as defined in Rule 5605(a)(2) of the Nasdaq rules. In making this determination, our Board considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our Board deemed relevant in determining their independence.

Board Meetings

Directors hold office until the next annual meeting of the stockholders or until their successors have been elected or appointed and duly qualified. Vacancies on the Board that are created by the retirement, resignation or removal of a director may be filled by the vote of the majority of the remaining members of the Board, with such new director serving the remainder of the term or until his/her successor shall be elected and qualified.

The Board is elected by and is accountable to our stockholders. The Board establishes Company policy and provides strategic direction, oversight, and control. The Board met 12 times during the year ended December 31, 2021, and all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which each of the directors served. The Board also acted by unanimous written consent four times during the year ended December 31, 2021.

Committees of the Board of Directors

Our Board currently has five standing committees which consist of the Audit Committee, Compensation Committee, Nominating and Governance Committee, and Special Executive Search Committee. Our Board has adopted written charters for each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee, copies of which are publicly available on our website at www.wrap.com under the “Investors” tab. Our Board may establish other committees from time to time as it deems necessary or appropriate. The chart below reflects the standing committees of our Board and the composition of each committee as of the date of this Proxy Statement:

Committees
Director Name	Audit	Compensation	Nominating and Governance	Special Executive Search

Scot Cohen
TJ Kennedy
Michael Parris	X	X	X	X
Kimberly Sentovich	CC		X
Kevin Sherman	X	CC		X
Wayne Walker		X	CC	X

CC – Committee Chair

X – Member

Audit Committee

The Audit Committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy that the accountants are independent of management. The Audit Committee currently consists of Ms. Sentovich, Mr. Parris, and Mr. Sherman, with Ms. Sentovich serving as Chair, each of whom is a non-management member of our Board that we believe meets the criteria for independence under the applicable Nasdaq rules and SEC rules and regulations. Ms. Sentovich is also our designated Audit Committee financial expert, as defined under SEC rules. We believe that the composition of our Audit Committee meets the criteria for independence under the applicable Nasdaq rules and SEC rules and regulations, and the functioning of our Audit Committee complies with the applicable Nasdaq rules and SEC rules and regulations.

The Audit Committee met five times during the year ended December 31, 2021, with all members of the Audit Committee in attendance. The Audit Committee met with our Chief Financial Officer and with our independent registered public accounting firm and evaluated the responses by the Chief Financial Officer, both to the facts presented and to the judgments made by our independent registered public accounting firm.

Compensation Committee

The Compensation Committee determines our general compensation policies and the compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers the 2017 Plan. The Compensation Committee currently consists of Messrs. Parris, Sherman and Walker, with Mr. Sherman serving as Chair, each of whom is a non-management member of our Board that we believe meets the criteria for independence under the applicable Nasdaq rules and SEC rules and regulations. We believe that the composition of our Compensation Committee meets the criteria for independence under the applicable Nasdaq rules and SEC rules and regulations, and the functioning of our Compensation Committee complies with the applicable Nasdaq rules and SEC rules and regulations.

In March 2019, the Compensation Committee retained RCL Compensation Consulting (“RCL”) as its independent compensation consultant in connection with the compensation paid to executive officers and to review director compensation. RCL does not provide any material services to management or the Board and has determined that RCL does not have any business or personal relationships with any member of the Board or management.

In determining executive compensation, the Compensation Committee obtains input and advice from RCL, and reviews recommendations from our Chief Executive Officer with respect to the performance metrics or objectives as it pertains to the compensation paid to our other executive officers. The Board, upon recommendation from the Compensation Committee, reviews and approves the compensation paid to the Company’s Chief Executive Officer and other executive officers.

The Compensation Committee met eight times during the year ended December 31, 2021, with all members of the Compensation Committee in attendance. The Compensation also acted by Unanimous Written Consent seven times during the year ended December 31, 2021.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the full Board concerning corporate governance matters. The Nominating and Governance Committee currently consists of Mr. Parris, Mr. Walker, and Ms. Sentovich, with Mr. Walker serving as Chair.

The Nominating and Governance Committee held four meetings during the year ended December 31, 2021, with all members of the Nominating and Governance Committee in attendance.

Special Executive Search Committee

The Special Executive Search Committee, formed in February 2022, was established to lead the search for a permanent Chief Executive Officer and a Chief Financial Officer, the latter position expected to be filled upon the anticipated retirement of James Barnes prior to the end of 2022. The Special Executive Search Committee currently consists of Messrs. Parris, Sherman and Walker.

Board Role in Risk Assessment

Management, in consultation with outside professionals, as applicable, identifies risks associated with the Company’s operations, strategies and financial statements. Risk assessment will also be performed through periodic reports received by the Audit Committee from management, counsel and the Company’s independent registered public accountants relating to risk assessment and management. Audit Committee members meet privately in executive sessions with representatives of the Company’s independent registered public accountants. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

Board Leadership Structure

Currently, TJ Kennedy serves as the Company’s Chief Executive Officer and Wayne Walker serves as the Chairman of the Board. Our Board has determined that it is in the best interests of the Board and the Company to separate the roles of the Chief Executive Officer and Chairman of the Board. Although our Board believes the Company is currently best served by separating the role of Chair of the Board of Directors and Chief Executive Officer, it will review and consider the continued appropriateness of this structure at least annually.

Indemnification of Officers and Directors

As permitted by the Delaware General Corporation Law, the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) applicable to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. We will provide any person, without charge, a copy of our Code upon written request to Investor Relations, Wrap Technologies, Inc., at 1817 W 4th Street, Tempe, Arizona 85281. A copy of the Code is publicly available by visiting our website at www.wraptechnologies.com.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to:

Wrap Technologies, Inc.

1817 W 4th Street

Tempe, Arizona 85281

Attn: Corporate Secretary

You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. Our Corporate Secretary will review any communication received from a stockholder, and all material and appropriate communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Section 16(a) Beneficial Ownership Reporting Compliances

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers, directors, and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of copies of such reports furnished to our Company and representation that no other reports were required during the year ended December 31, 2021, we believe that all persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC, other than the below:

●	TJ Kennedy, Kevin Sherman, Jeffrey Kukowski, and Kimberly Sentovich, each of whom were late filing their initial Form 3 reporting no ownership; and
●	TJ Kennedy, Kevin Sherman, Jeffrey Kukowski, and Kimberly Sentovich, each of whom were late reporting one Common Stock grant and one stock option grant.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are appointed by the Board and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s current executive officers.

Name	Age	Positions
TJ Kennedy	50	Chief Executive Officer
James A. Barnes	67	Chief Financial Officer, Corporate Secretary and Treasurer
Glenn Hickman	34	Chief Operating Officer
Kevin Mullins	53	President

TJ Kennedy’s present and past business experience is set forth in the preceding section under the heading “Director Nominees” on page 6.

James A. Barnes cofounded the Company with Messrs. Elwood Norris and Cohen in March 2016, and currently serves as Chief Financial Officer, Secretary and Treasurer. He served as Manager until the Company’s incorporation in March 2017 when he was appointed President and Chief Financial Officer. He served as a member of the Company’s Board of Directors from March 2017 to November 2018. In January 2018 he was appointed to the additional positions of Secretary and Treasurer and resigned as President. He has served as the President of Sunrise Capital, Inc., a private venture capital and financial and regulatory consulting firm, since 1984. He was Chief Financial Officer of Parametric Sound Corporation (now Turtle Beach Corporation) from 2010 to February 2015, and from February 2015 to February 2017 served as Vice President Administration at Turtle Beach Corporation. Since 1999, he has been the Manager of Syzygy Licensing LLC, a private technology invention and licensing company he owns with Mr. Elwood Norris. He previously practiced as a certified public accountant and management consultant with Ernst & Ernst, Touche Ross & Co., and as a principal in J. McDonald & Co. Ltd., Phoenix, Arizona. He graduated from the University of Nebraska with a Bachelor of Arts Degree in Business Administration in 1976 and is a certified public accountant (status: inactive).

Glenn Hickman was appointed as Chief Operating Officer in July 2021. Mr. Hickman is a proven executive with extensive research and development, supply chain, manufacturing, and software engineering experience. Hickman worked at Axon Enterprises (formerly TASER International) from 2011-2019, serving as Vice President of Research and Development from 2014-2019. At Axon, Hickman led the launch of six hardware products, all connected to an ecosystem of cloud software and mobile apps. He created engineering and supply chain processes and grew the engineering team from 35 to 70. Hickman was responsible for establishing the company’s first manufacturing line in Shenzhen, China, and an optics engineering team in Finland. Hickman graduated with distinction from Stanford University, receiving his Bachelor and Master of Science in Mechanical Engineering. Hickman received his MBA with honors from Northwestern University’s Kellogg School of Management with a double major in Strategy and Marketing.

Kevin Mullins began serving as the Company’s President on April 18, 2022. Prior to being appointed as the Company’s President, Mr. Mullins served as the President and Chief Executive Officer of Intrensic, LLC since 2015, which provides digital evidence and video management software solutions for law enforcement agencies. Mr. Mullins has also served on the board of directors of SaferMobility, LLC since 2013, a provider of a campus security solution that delivers personal safety through an easy-to-use smartphone application that connects directly to your security or law enforcement teams. Mr. Mullins received a Bachelor of Arts in Business Administration from Virginia’s College at Wise, Virginia, and a Masters in Business Administration from the University of Virginia in Charlottesville, Virginia.

There are no arrangements or understandings between our Company and any other person pursuant to which he was or is to be selected as a director, executive officer or nominee.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to or earned by the current and former executive officers listed below during the years ended December 31, 2021 and 2020. As an emerging growth company, we have opted to comply with the reduced executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”), which require compensation disclosure for only our principal executive officers, the two most highly compensated executive officers other than our principal executive officer and up to two additional executive officers during the year. Throughout this document, the six officers below are referred to as our “named executive officers”.

				Stock	Option	All Other
Name and Principal Position (1)	Year	Salary	Bonus	Awards (2)	Awards (3)	Compensation	Total

Thomas P. Smith (4)	2021	$400,000	$100,000	$-	$994,043	$-	$1,494,043
Former Chief Executive Officer and President	2020	$250,000	$463,800	$-	$199,876	$-	$913,676

James A. Barnes (5)	2021	$225,000	$50,000	$-	$-	$-	$275,000
Chief Financial Officer, Secretary and Treasurer	2020	$180,000	$100,000	$-	$77,951	$-	$357,951

Glenn Hickman (6)	2021	$112,500	$25,000	$165,000	$183,164	$41,918	$527,582
Chief Operating Officer

Scot Cohen (7)	2021	$55,000	$-	$-	$254,294	$-	$309,294
Former Executive Chairman and Current Director	2020	$136,667	$-	$249,995	$-	$265,000	$651,662

(1)

TJ Kennedy, LW Varner, Jr., and Kevin Mullins were appointed as Chief Executive Officer, Interim Chief Executive Officer, and President, respectively, subsequent to the year ended December 31, 2021, and therefore are excluded from the table above. Mr. Varner resigned as Interim Chief Executive Officer effective April 18, 2022.

(2)

Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of restricted stock units (“RSUs”) granted to the named executive officers during the fiscal year ended December 31, 2021, as computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718”). Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our Annual Report. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)

Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to the named executive officers during each fiscal year, as computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our Annual Report. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our Common Stock is greater than the exercise price of such stock options.

(4)	Mr. Smith served as Interim Chief Executive Officer from October 2020 through March 2021, and as Chief Executive Officer from March 2021 through January 2022.

(5)

Syzygy, an entity controlled by and partially owned by Mr. Barnes, receives a royalty as described below in “Certain Relationships and Related Transactions” in consideration for the license of certain technology necessary for the development of BolaWrap products. Mr. Barnes’ participation in royalty payments is unrelated to employment, not considered executive compensation and not included in the table above.

(6)

Glenn Hickmann was appointed as Chief Operating Officer and became an employee in July 2021. He was paid $41,918 for consulting services in 2021 prior to becoming an employee and this amount is included as Other Compensation in the table above.

(7)

Mr. Cohen served as Executive Chairman until June 22, 2021. Amounts reported for 2021 relate to his services as Executive Chairman. See non-executive director compensation table on page 19 for additional compensation paid in 2021 to Mr. Cohen for services as a non-employee director. A firm wholly-owned by Mr. Cohen was paid $265,000 during the year ended December 31, 2020 for certain investor, shareholder and marketing services as described in “Certain Relationships and Related Transactions”. This amount is included as Other Compensation in the table above.

Employment Arrangements

Thomas Smith. Mr. Smith and the Company were parties to an At-Will Employment, Confidential Information, Non-Compete/Non-Solicitation, Invention Assignment, and Arbitration Agreement, dated September 9, 2020 (the “Smith Agreement”). Under the terms of the Smith Agreement, Mr. Smith’s employment by the Company was at-will, and was for no specified period. The Smith Agreement also provided for the payment to Mr. Smith of $150,000 in consideration for Mr. Smith’s agreement to, among other covenants, not to compete with the Company following his termination of employment with the Company for a period of 12 months, or solicit customers, employees or others. The $150,000 required to be paid to Mr. Smith under the terms of the Smith Agreement was paid to Mr. Smith in September 2020.

Effective January 24, 2022, Mr. Smith resigned as the Company’s President and Chief Executive Officer, and as a director of the Company (the “Resignation Date”), pursuant to a separation agreement entered into by the Company and Mr. Smith on the Resignation Date (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Smith is entitled to (i) a one-time bonus payment of $100,000 for the achievement of certain business objectives in 2021, (ii) severance in an amount equal to nine months of his base salary paid in installments over a period of nine months following the Resignation Date, (iii) continued vesting of equity-based awards granted pursuant to the Company’s 2017 Plan and outstanding as of the Resignation Date through and until December 31, 2022, (iv) an extension of the time period during which Mr. Smith may exercise outstanding vested stock options through the first anniversary of the Resignation Date (or, if earlier, through the original expiration date of the applicable stock option), and (v) reimbursement for the Company portion of any healthcare premiums provided to Mr. Smith and any covered dependents under COBRA through December 31, 2022, subject to Mr. Smith’s election of coverage under COBRA. As part of the Separation Agreement, Mr. Smith has entered into a general release of claims in favor of the Company, affirmed his obligations to abide by restrictive covenants, and agreed to a mutual non-disparagement covenant with the Company.

LW Varner, Jr. Effective on the date of Mr. Smith’s resignation, January 24, 2022, the Company announced the appointment of LW Varner, Jr., 71, as Interim Chief Executive Officer of the Company. Mr. Varner served as Interim Chief Executive Officer under the terms of a Consulting Agreement dated January 24, 2022, by and between the Company and LWV Consulting, LLC (the “Interim CEO Consulting Agreement”), pursuant to which LWV Consulting, LLC engaged Mr. Varner to provide consulting services for a term of four weeks (the “Initial Term”), which term automatically renewed for two additional consecutive four-week periods (each additional four-week period being a “Renewal Term”), unless notice of non-renewal was delivered by either LWV Consulting, LLC or the Company to the other party. The Interim CEO Consulting Agreement provided that LWV Consulting or Mr. Varner was entitled to receive: (i) a weekly consulting cash fee of $15,000 during the Initial Term, pro-rated for any partial week; and (ii) an equity-based award for each full week completed during the Initial CEO Term in a form determined at the Board’s discretion with a value as of the grant date equal to $5,000. During any Renewal Term, Mr. Varner was entitled to receive (1) a weekly consulting cash fee of $11,250 during the Renewal Term, pro-rated for any partial week; and (2) an equity-based award for each full week completed during the Renewal Term in a form determined at the Board’s discretion with a value as of the grant date equal to $3,750, which Renewal Term amounts remained subject to change upon certain conditions as provided by the Interim CEO Consulting Agreement. The Interim CEO Consulting Agreement terminated pursuant to its terms on April 18, 2022.

TJ Kennedy. On April 13, 2022, the Company entered into an employment agreement with Mr. Kennedy (the “Kennedy Employment Agreement”) for Mr. Kennedy to serve as the Company’s Chief Executive Officer, effective April 18, 2022. Pursuant to the Kennedy Employment Agreement, unless earlier terminated pursuant to the terms therein, Mr. Kennedy will serve as the Company’s Chief Executive Officer for an initial term of two years from the effective date of his appointment. On the second anniversary of such effective date of appointment (if Mr. Kennedy’s employment has not been earlier terminated or a written notice of non-renewal has not been provided in the time provided to do so), and on each subsequent anniversary thereafter, the Kennedy Employment Agreement will automatically renew and extend for a period of 12 months, unless otherwise terminated in accordance with its terms. As compensation for Mr. Kennedy’s services to the Company, the Kennedy Employment Agreement entitles Mr. Kennedy to the following cash payments: (i) an annualized base salary of $415,000 (the “Base Salary”); (ii) eligibility for a discretionary cash bonus, with a target amount initially set at 75% of the Base Salary, but with the final amount to be determined at the sole discretion of the Board (or a committee thereof); (iii) within 30 days following the effective date of his appointment, a lump sum cash payment of $50,000, subject to repayment under certain circumstances, and (iv) eligibility to participate in customary benefits offered to other executives of the Company. Following his start date as Chief Executive Officer, Mr. Kennedy will no longer receive compensation for his services on the Board.

The Kennedy Employment Agreement further provides that, subject to approval by the Board, Mr. Kennedy will, within ten business days of the Commencement Date, be granted the following awards pursuant to the Wrap Technologies, Inc., 2017 Equity Compensation Plan (the “Plan”):

●

Two awards of RSUs as follows: (i) one award of 17,301 RSUs with grant date fair value equal to $50,000, all of which vest in full on the first anniversary of the Commencement Date; and (ii) a second award of 233,564 RSUs with a grant date fair value equal to $675,000, which will vest in substantially equal installments on each of the first through third anniversaries of the Commencement Date, in each case, subject to Mr. Kennedy’s continued employment through the applicable vesting date. Vesting of the RSUs will accelerate upon the occurrence of certain events, as more specifically set forth in the Kennedy Employment Agreement;

●

A nonqualified option (the “Kennedy Option”) to purchase 475,662 shares of the Company’s Common Stock, computed as a grant date fair value equal to $675,000 shares with an exercise price equal to $2.89 per share. The Kennedy Option will vest in substantially equal installments on each of the first through third anniversaries of the effective date of Mr. Kennedy’s employment, subject to Mr. Kennedy’s continued employment with the Company through each vesting date. Vesting of the Kennedy Option will accelerate upon the occurrence of certain events, as more specifically set forth in the Kennedy Employment Agreement;

●

A nonqualified option (the “Kennedy Performance Option”) to purchase up to 921,832 shares of Common Stock which was equal to 2.25% of the number of shares of Common Stock issued and outstanding on the Commencement Date, at an exercise price equal $2.89 per share. The Kennedy Performance Option will vest, subject to Mr. Kennedy’s continued employment with the Company through each vesting date, as follows: (i) 1/3rd of the Kennedy Performance Option will vest on the date on which the Company’s market capitalization meets or exceeds $250 million for each trading day during three consecutive months; (ii) 1/3rd of the Kennedy Performance Option will vest on the date on which the Company’s market capitalization meets or exceeds $500 million for each trading day during three consecutive months; and (iii) the remaining 1/3rd of the Kennedy Performance Option will vest on the date on which the Company’s market capitalization meets or exceeds $1 billion for each trading day during three consecutive months.

In the event Mr. Kennedy’s employment is terminated by either party for any reason, Mr. Kennedy will be entitled to: (i) any earned but unpaid Base Salary earned during his employment and applicable to all pay periods prior to the termination date; (ii) any unreimbursed business expenses properly incurred, so long as Mr. Kennedy makes any reimbursement request within 30 days following termination; and (iii) any employee benefits to which Mr. Kennedy may be entitled under the Company’s employee benefit plans or programs which Mr. Kennedy participates as of the date of termination of Mr. Kennedy’s employment.

If Mr. Kennedy’s employment is terminated by the Company without Cause (as defined below), or by Mr. Kennedy for Good Reason (as defined below), or upon the end of the initial two-year term or a subsequent renewal term as the result of the Company’s issuance of a notice of non-renewal, then, subject to certain conditions set forth in the Kennedy Employment Agreement (including the execution and non-revocation of a general release of claims), Mr. Kennedy will be entitled to: (i) severance payments in a total amount equal to 12 months’ worth of the Base Salary; (ii) any earned but unpaid annual bonus in respect of any completed year that has ended prior to the date of termination; and (iii) receive reimbursement, for a period of up to 12 months, for a portion of the premiums that Mr. Kennedy elects to pay for continuation coverage under the Company’s group health plans.

Kevin Mullins. On April 13, 2022, the Company entered into an employment agreement with Mr. Mullins (the “Mullins Employment Agreement”) for Mr. Mullins to serve as the Company’s President, effective April 18, 2022. Pursuant to the Mullins Employment Agreement, unless earlier terminated pursuant to the terms therein, Mr. Mullins will serve as the Company’s President for a term of two years from the effective date of his appointment. On the second anniversary of such effective date of appointment (if Mr. Mullins’s employment has not been earlier terminated or a written notice of non-renewal has not been provided in the time provided to do so), and on each subsequent anniversary thereafter, the Mullins Employment Agreement will automatically renew and extend for a period of 12 months, unless otherwise terminated in accordance with its terms. As compensation for Mr. Mullins’s services to the Company, the Mullins Employment Agreement entitles Mr. Mullins to the following cash payments: (i) an annualized base salary of $300,000 (the “Mullins Base Salary”) and (ii) eligibility for a discretionary cash bonus, with a target amount initial set at 75% of the Mullins Base Salary, but with the final amount to be determined at the sole discretion of the Board.

In addition, and subject to Board approval within ten business days following the Commence Date, Mr. Mullins will be granted the following equity awards, which will be awarded as an inducement for Mr. Mullins appointment as the Company’s President in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Awards”). The Inducement Awards consist of:

●

175,173 RSUs computed as a grant date fair value of $506,250, which will vest in substantially equal installments on each of the first through third anniversaries of the Commencement Date, subject to Mr. Mullins’s continued employment through each of the vesting dates. Vesting of the RSUs will accelerate upon the occurrence of certain conditions, as more specifically set forth in the Mullins Employment Agreement;

●

A nonqualified option (the “Mullins Option”) to purchase up to 356,747 shares of Common Stock computed at a grant date fair market value of $506,250, at an exercise price of $2.89 per share. The Mullins Option will vest in substantially equal installments on each of the first through third anniversaries of the effective date of Mr. Mullins’s employment, subject to Mr. Mullins’s continued employment through each of the vesting dates. Vesting of the Mullins Option will accelerate upon certain events, as more specifically set forth in the Mullins Employment Agreement; and

●

A nonqualified option (the “Mullins Performance Option”) to purchase up to 692,398 shares of Common Stock equal to 1.69% of the number of shares of Common Stock issued and outstanding on the Commencement Date, at an exercise price of $2.89 per share. The Mullins Performance Option will vest, subject to Mr. Mullins’s continued employment with the Company through each vesting date, as follows: (i) 1/3rd of the Mullins Performance Option will vest on the date on which the Company’s market capitalization meets or exceeds $250 million for each trading day during three consecutive months, (ii) 1/3rd of the Mullins Performance Option will vest on the date on which the Company’s market capitalization meets or exceeds $500 million for each trading day during three consecutive months, and (iii) the remaining 1/3rd of the Mullins Performance Option will vest on the date on which the Company’s market capitalization meets or exceeds $1 billion for each trading day during three consecutive months.

In the event Mr. Mullins’ employment is terminated by either party for any reason, Mr. Mullins will be entitled to: (i) any earned but unpaid Base Salary earned during his employment with the Company and applicable to all pay periods prior to the termination date; (ii) any unreimbursed business expenses properly incurred, so long as Mr. Mullins makes any reimbursement request within 30 days following termination; and (iii) any employee benefits to which Mr. Mullins may be entitled under the Company’s employee benefit plans or programs which Mr. Mullins participates as of the date of termination of Mr. Mullins’ employment.

If Mr. Mullins’ employment is terminated by the Company without Cause (as defined below), or by Mr. Mullins for Good Reason (as defined below), or upon the end of the initial two-year term or a subsequent renewal term as the result of the Company’s issuance of a notice of non-renewal, then, subject to certain conditions set forth in the Mullins Employment Agreement (including the execution and non-revocation of a general release of claims), Mr. Mullins will be entitled to: (i) severance payments in a total amount equal to 12 months’ worth of the Mullins Base Salary; (ii) any earned but unpaid annual bonus in respect of any completed year that has ended prior to the date of termination; and (iii) receive reimbursement, for a period of up to 12 months, for a portion of the premiums that Mr. Mullins elects to pay for continuation coverage under the Company’s group health plans.

For purposes of the Kennedy Employment Agreement and the Mullins Employment Agreement (collectively, the “Employment Agreements”): (i) “Good Reason” is defined as (A) a material diminution in either the Base Salary, or Mullins Base Salary, as applicable, not in connection with an Across-the-Company Reduction (as defined in the Employment Agreements), (B) a material diminution in the authority, duties, and responsibilities of either Mr. Kennedy or Mr. Mullins as Chief Executive Officer and President, respectively (collectively, Mr. Kennedy and Mr. Mullins are referred to herein as the “Officers”) , or (C) a material breach by the Company of any of its obligations under the respective Officer’s Employment Agreement, which shall include the failure of the Board to approve either Officer’s equity-based compensation; and (ii) “Cause” is defined as (T) either Officer’s material breach of this Agreement or any other written agreement between such Officer and the Company, including such Officer’s material breach of any representation, warranty or covenant made under any such agreement; (U) an Officer’s material breach of any policy or code of conduct established by the Company and applicable to such Officer that has been previously disclosed or made available to such officer; (V) an Officer’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation); (W) an Officer’s breach of fiduciary duty, fraud, theft or embezzlement; (X) the willful misconduct or gross negligence of an Officer which is, or reasonably could be expected to be, materially injurious to the Company; (Y) the commission by an Officer of, or conviction or indictment of an Officer for, or plea of nolo contendere by an Officer to, any felony (or state law equivalent) or any crime involving moral turpitude or that could otherwise be injurious to the Company (including by being harmful to the Company’s reputation); or (Z) an Officer’s willful failure or refusal, other than due to Disability (as defined in each respective Employment Agreement), to perform an Officer’s obligations pursuant to the respective Employment Agreement or to follow any lawful directive from the Board; provided, however, that if an Officer’s actions or omissions as set forth in this (T), (U), or (Z), are of such a nature that the Board (sitting without such Officer, if applicable) determines that they are curable by such Officer, such actions or omissions must remain uncured ten days after the Board first provided such Officer written notice of the obligation to cure such actions or omissions.

Outstanding Equity Awards as of December 31, 2021

The following table provides information regarding each unexercised stock option to purchase our Common Stock and unvested shares underlying RSUs held by our named executive officers as of December 31, 2021.

	Option Awards						Stock Awards
		Number of Securities Underlying	Number of Securities Underlying				Number of Shares of Stock That		Market Value of Shares of Stock That	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights
		Unexercised	Unexercised		Option	Option	Have Not		Have Not	That Have	That Have
	Grant	Options (#)	Options (#)		Exercise	Expiration	Vested		Vested	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable		Price	Date	(#)		($)	(#)	($)

Thomas Smith	3/8/2021	-	400,000	(2)	$5.22	3/8/2031	-		-	-	-
	4/1/2020	9,183	48,975	(2)	$4.26	4/1/2030	-		-	-	-
	3/18/2019	583,334	416,666	(2)	$5.41	3/18/2024	-		-	-	-

James A. Barnes	4/1/2020	23,874	19,101	(3)	$4.26	4/1/2030	-		-	-	-
	5/23/2019						2,846	(4)	$11,185	-	-
	5/23/2018	150,000	-	(5)	$1.50	5/23/2023	-		-	-	-

Glenn Hickman	3/23/2021	-	70,000	(6)	$5.50	3/23/2031	-		-	-	-
	3/23/2021						30,000	(7)	$117,900	-	-

Scot Cohen (8)	4/1/2021	100,000	-	(9)	$5.56	4/1/2031	-		-	-	-
	1/16/2020	-	-				21,891	(10)	$86,032	-	-
	5/23/2018	150,000	-	(5)	$1.50	5/23/2023	-		-	-	-

(1)	The market value is computed based on the closing market price of our Common Stock on December 31, 2021 of $3.93 per share.
(2)

As part of Mr. Smith’s severance agreement effective January 24, 2022, these options continue to vest in accordance with their terms of one-third at one year from grant with the balance ratably over the following 24 months, however any options not vesting by December 31, 2022 were forfeited. Accordingly, 12,245 shares of April 1, 2020 options exercisable at $4.26 were forfeited and 166,667 shares of the March 8, 2021 options exercisable at $5.22 were forfeited. During the year ended December 31, 2021 Mr. Smith exercised options on 52,035 shares at $4.26 per share.

(3)	One-third of the stock options vested on April 1, 2021, and the remainder in 24 equal monthly installments over the two-year period thereafter, subject to continued service.
(4)

A total of 17,081 RSUs were granted on May 23, 2019 with one-third vesting on May 23, 2020, and the balance vesting ratably every six months over the two-year period thereafter, subject to continued service.

(5)	Options became fully vested on May 23, 2019.
(6)	One third of the stock options vest on July 1, 2022, with the balance vesting ratably each month beginning August 1, 2022 over the next two years thereafter.
(7)

A total of 30,000 RSUs were held by Mr. Hickman on the date of his appointment as Chief Operating Officer, with one-third, or 10,000 shares, vesting on July 1, 2022 and the balance vesting ratably every six months over the two-year period thereafter, subject to continued service.

(8)	Mr. Cohen was granted an option on 100,000 shares exercisable at $5.56 on April 1, 2021 in his role as Executive Chairman, an employee position.
(9)	Options became fully vested on December 1, 2021.
(10)

A total of 43,782 RSUs were granted on January 16, 2020, with one-third, or 14,594 shares, vesting on January 16, 2021, and the balance vesting ratably each six months over the following two-year period.

Potential Payments Upon Termination, Death, Disability, or Retirement

With the exception of the Kennedy Employment Agreement and the Mullins Employment Agreement, we have no executive employee contracts at this time. Each officer and employee is an at-will employee. The royalties payable to Syzygy, partially owned by Messrs. Barnes and Elwood G. Norris and controlled by Mr. Barnes, are unrelated to employment or their roles as officers, and will continue upon any termination, death, disability or retirement.

Compensation Risks Assessment

As required by rules adopted by the SEC, management has assessed our compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, we have determined that our compensation policies and practices do not create risks that are reasonably likely to have material adverse effects.

NON-EXECUTIVE DIRECTOR COMPENSATION

The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a director during the fiscal year ended December 31, 2021, other than a director who also served as an executive officer:

	Fees
	Earned	Stock	Option
	or Paid in	Awards	Awards
Name	Cash ($) (1)	$ (2)	$ (3)	Total ($)
Scot Cohen (4)	$31,550	$173,750	$-	$205,300
Wayne R. Walker	$82,450	$234,254	$-	$316,704
Michael Parris	$60,500	$234,254	$-	$294,754
TJ Kennedy	$42,350	$42,351	$73,112	$157,813
Kimberly Sentovich	$42,350	$42,351	$73,112	$157,813
Kevin Sherman	$47,550	$42,351	$73,112	$163,013
Former Directors:
Patrick Kinsella (5)	$70,500	$234,254	$-	$304,754
Jeffrey Kukowski (5)	$42,350	$42,351	$73,112	$157,813
David G. Norris (6)	$28,925	$234,254	$-	$263,179

(1)

Each non-employee director was paid $15,125 per quarter during the year ended December 31, 2021, which was paid on a quarterly basis in arrears, for their services on the Board. Each independent director that chaired a standing committee of the Board was paid an additional annual cash payment of $10,000, pro-rated for the period served in 2021. Mr. Walker received an additional $11,950 as a pro-rata fee for serving as lead independent director until June 22, 2021.

(2)

On April 1, 2021, the Board approved a stock bonus award of 31,250 shares of Common Stock to each of Messrs. Cohen, Walker, Parris, Kinsella and Norris for prior services. The RSUs had a grant date value for each award of $173,750.

In accordance with the Amended Board Plan, as defined below, on April 1, 2021, each of Messrs. Parris, Kinsella, Walker and Norris each received 10,882 RSUs vesting during 2021 with a grant date value of $60,504 each.

Upon their appointment to the Board on April 19, 2021, each of Ms. Sentovich and Messrs. Kennedy, Sherman and Kukowski received a grant of 8,403 RSUs vesting during the balance of 2021 with a grant date value of $42,351 each.

(3)

As Executive Chairman at the time of the grant, Mr. Cohen was granted a ten-year stock option on 100,000 shares of Common Stock exercisable at $5.56 per share vesting on April 1, 2021, with a grant date value of $254,294 for his services as Executive Chairman, an employee position. This amount is included as executive compensation in the table on page 13.

Upon their appointment to the Board on April 19, 2021, each of the four new directors consisting of Ms. Sentovich and Messrs. Kennedy, Sherman and Kukowski were also granted a ten-year stock option to purchase 30,000 shares of Common Stock exercisable at $5.23 per share vesting over two years with a grant date value of $73,112 each.

As of December 31, 2021, the aggregate number of shares of Common Stock underlying outstanding options held by our non-employee directors were as follows: Mr. Cohen, 250,000 shares; Mr. Kennedy, 30,000 shares; Mr. Parris, 50,000 shares; Ms. Sentovich, 30,000 shares; Mr. Sherman, 30,000 shares; Mr. Kinsella, -0- shares; Mr. Kukowski, 30,000 shares; and Mr. Walker, 35,000 shares.

(4)

Mr. Cohen served as an employee and Executive Chairman until June 22, 2021 and such compensation is included in the named executive table above (page 13). Mr. Cohen was paid a pro-rata non-employee director fee commencing on June 22, 2021 with such amount included in this table. Mr. Cohen remains a director of the Company.

(5)	Messrs. Kinsella and Kukowski resigned from their positions as members of the Board of Directors effective January 23, 2022.

(6)	Mr. Norris resigned from his position as a member of the Board of Directors effective June 22, 2021. He forfeited 5,714 of the 10,882 RSUs granted April 1, 2021.

Additional Director Compensation Information

On April 1, 2021, the Board approved a stock bonus award of 31,250 shares of Common Stock to each of the five directors above for prior services. The RSUs had a grant date value for each award of $173,750. These amounts are considered 2021 compensation and not included in the non-executive director compensation table above.

On April 1, 2021, the Board also approved a new director compensation plan payable to all non-employee independent directors (“Amended Board Plan”). As revised, under the terms of the Amended Board Plan, non-employee independent directors receive $121,000 annually effective January 1, 2021, payable one-half in cash and one-half in restricted stock units to be settled in shares of the Company’s Common Stock, with 30% vesting immediately, and the remaining 70% vesting in monthly installments throughout the remainder of the year following the date of grant. In addition, each independent director that chairs a standing committee of the Board will receive an additional annual cash payment of $10,000, and any independent director serving as lead independent director of the Board will receive additional annual cash compensation of $25,000. In lieu of director compensation, the Executive Chairman, if any, is to be paid $121,000 annually, effective January 1, 2021, in addition to the grant of an option to purchase 100,000 shares of Common Stock with 30% vesting immediately and the remaining 70% vesting in equal monthly installments over the twelve months from the date of grant. As of the date of this proxy the Board has not acted to grant the restricted stock portion of the annual fee for fiscal 2022.

In addition to annual compensation paid to each member of the Board, each new director appointed to the Board shall receive an initial grant of options to purchase 30,000 shares of Common Stock at an exercise price based on the closing price of the Company’s Common Stock as reported on the Nasdaq Capital Market on the date of grant, which options shall expire, if not previously exercised, ten years from the date of grant, and shall vest as follows: (i) 50% on the one-year anniversary of the date of grant, and (ii) the remaining 50% in four equal quarterly installments over the following year.

PROPOSAL NO. 2

AMENDMENT TO OUR 2017 EQUITY COMPENSATION PLAN AND RATIFICATION OF ALL ISSUANCES MADE THEREUNDER TO DATE

Background of Plan and Purpose of the Plan Amendment

The 2017 Plan was adopted by our Board and approved by a majority of our stockholders on March 31, 2017. The 2017 Plan reserved 2.0 million shares of our Common Stock for issuance as one of four types of equity incentive awards: (i) stock options, (ii) shares of Common Stock, (iii) restricted stock awards, and (iv) restricted stock units. The 2017 Plan permits the qualification of awards under the 2017 Plan as “performance-based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “IRS Code”). On March 16, 2019, our Board voted unanimously to adopt a Plan Amendment to provide for an additional 2.1 million shares for grants under the 2017 Plan, which increase was approved by the stockholders on May 23, 2019. On April 8, 2020, our Board voted unanimously to adopt a Plan Amendment to provide for an additional 1.9 million shares for grants under the 2017 Plan, which increase was approved by the stockholders on June 5, 2020. On April 23, 2021, our Board voted unanimously to adopt a Plan Amendment to provide for an additional 1.5 million shares for grants under the 2017 Plan, which increase was approved by the stockholders on June 22, 2021. Accordingly, the total shares reserved under the 2017 Plan, as amended, is 7.5 million shares of Common Stock.

As of April 30, 2022, a total of 5,226,344 shares are reserved for issuance upon exercise of outstanding options or reserved for restricted stock awards under the 2017 Plan. As a result of prior exercises and awards of 2,032,375 shares, we currently have 241,281 shares available for issuance as stock options or other awards under the 2017 Plan prior to the proposed Plan Amendment. The proposed Plan Amendment will allow the Company to maintain a sufficient pool of available shares for future grants under the 2017 Plan.

The 2017 Plan provides for the issuance of stock-based awards to attract and retain the services of executives, other key employees and certain contractors. Keeping a proportionate number of shares available for issuance under the 2017 Plan in relation to our issued and outstanding shares of Common Stock provides the ability and flexibility to present compensation packages that compare favorably with those offered by other companies. As only 241,281 shares are currently available for issuance under the 2017 Plan, on April 22, 2022, our Board adopted a Plan Amendment to provide for an additional 1.5 million shares for future grants under the 2017 Plan. Although we do not currently have any definitive arrangements or agreements, either written or oral, regarding the issuance of additional awards pursuant to this increase to the 2017 Plan either prior or subsequent to the effectiveness of the Plan Amendment, we may issue additional awards under the 2017 Plan to certain individuals prior to obtaining stockholder approval of the Plan Amendment. In the event that we do issue additional awards under the 2017 Plan prior to the effectiveness of the Plan Amendment, all such issuances will be conditioned upon stockholder approval of the Plan Amendment.

Summary Description of the 2017 Plan

The 2017 Plan is intended to (i) encourage ownership of shares by our employees and directors and certain consultants to the Company; (ii) induce them to work for the benefit of the Company; and (iii) provide additional incentive for such persons to promote the success of the Company.

Administration

The Compensation Committee of the Board administers the 2017 Plan, which permits the granting of equity awards to purchase up to 4.1 million shares of our Common Stock, which number will increase to 6.0 million shares of our Common Stock on the day of the Annual Meeting, subject to the receipt of stockholder approval of the Plan Amendment.

The 2017 Plan permits the Compensation Committee to grant one of four types of equity incentive awards: (i) stock options, (ii) shares of Common Stock, (iii) restricted stock awards, and (iii) RSUs.

The Compensation Committee may delegate to a committee of one or more members of the Board the authority to grant or amend awards to participants other than senior executives of the Company who are subject to Section 16 of the Exchange Act, or employees who are “covered employees” within the meaning of Section 162(m)  of the IRS Code . The Compensation Committee includes at least two directors, each of whom qualifies as a non-employee director pursuant to Rule 16b-3 of the Exchange Act, and an “outside director” pursuant to Section 162(m).

The Compensation Committee, or a committee delegated by the Compensation Committee, will have the exclusive authority to administer the 2017 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, provided that the Compensation Committee will not have the authority to accelerate vesting or waive the forfeiture of any performance-based awards.

Eligibility

Persons eligible to participate in the 2017 Plan include non-employee members of the Board, certain consultants to the Company, and all of the employees of the Company and its subsidiaries, as determined by the Compensation Committee.

Awards

The 2017 Plan provides for the grant of (i) stock options, (iii) Common Stock, (iv) restricted stock awards, and (v) RSUs.

Changes in Capital Structure

In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards (as defined in the 2017 Plan) shall terminate immediately prior to such event. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (individually, a “Corporate Transaction”), then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the 2017 Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the Corporate Transaction) for those outstanding under the 2017 Plan.  In the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the 2017 Plan, then with respect to Stock Awards held by Participants whose Continuous Service (as defined in the 2017 Plan) has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to the Corporate Transaction. With respect to any other Stock Awards outstanding under the 2017 Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to the Corporate Transaction. Notwithstanding the foregoing provisions of this paragraph, Participants shall be allowed not less than six months to exercise Stock Awards so vested.

In addition, in such a case or in the event of any unusual or nonrecurring transactions or events affecting the Company or of changes in applicable laws, the Compensation Committee may, subject to the terms of the 2017 Plan, take any of the following actions if it determines that such action is appropriate in order to prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the 2017 Plan or with respect to any award: (i) provide for either the termination, purchase or replacement of the awards; (ii) provide that the awards shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) make adjustments in the number and type of shares of stock (or other securities or property) subject to outstanding awards and/or in the terms and conditions of (including the exercise price), and the criteria included in, outstanding awards which may be granted in the future; (iv) provide for the acceleration of vesting or exercisability of the awards; and (v) provide that the awards cannot vest or be exercised after the event that triggers the action.

Amendment and Termination

The Compensation Committee, subject to approval of the full Board, may terminate, amend, or modify the 2017 Plan at any time; provided, however, that stockholder approval must be obtained for any amendment to the extent necessary or desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the 2017 Plan, to extend the exercise period for an option beyond ten years from the date of grant or to allow a material increase in the benefits or change the eligibility requirements under the 2017 Plan.

In no event may an award be granted pursuant to the 2017 Plan on or after the tenth anniversary of the effectiveness of the 2017 Plan.

U.S. Federal Income Tax Consequences

Under the 2017 Plan, stock options may be granted which are intended to qualify as Incentive Stock Options under Section 422 of the IRS Code of 1986, or which are not intended to qualify as Incentive Stock Options. In addition, direct grants of stock or restricted stock may be awarded. Accordingly, the 2017 Plan is, in part, a qualified plan for federal income tax purposes. As such, the Company is entitled to (a) withhold and deduct from future wages of any participant, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Stock Option, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Stock Option or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Stock Option.

Awards Granted Under the 2017 Plan

Because grants under the 2017 Plan are subject to the discretion of the Compensation Committee, awards under the 2017 Plan that may be made in the future are not determinable. Future exercise prices for options granted under the 2017 Plan are also not determinable because they will be based upon the fair market value of the Company’s Common Stock on the date of grant.

The following table discloses all awards granted to the persons or groups specified below under the current version of the 2017 Plan during our most recently completed fiscal year ended December 31, 2021:

		All Other	All Other		Grant
		Stock Awards:	Option Awards:	Exercise	Date Fair
		Number of	Number of	Price of	Value of
		Shares of	Securities	Option	Stock and
	Grant	Stock or	Underlying	Awards	Option Awards
Name and Position	Date	Units (#)	Options (#)	($/Share) (1)	$(2)
Executive Officers at December 31, 2021
Thomas Smith, CEO and President	3/8/2021	-	400,000	$5.22	$994,043

James A. Barnes, Chief Financial Officer, Secretary and Treasurer	-	-	-	-	-

Glenn Hickman, Chief Operating Officer	3/23/2021		70,000	$5.50	$183,164
	3/23/2021	30,000	-	-	$165,000
Former Executive Officers
Scot Cohen, Executive Chairman	4/1/2021	-	100,000	$5.56	$254,294
	4/1/2021	31,250	-	-	$173,750
Others
Non-Employee Directors	4/19/2021	33,612			$169,404
	4/19/2021		120,000	$5.23	$292,448
	4/1/2021	125,000	-	-	$695,000
	4/1/2021	43,528	-	-	$242,016

Employees and Consultants (excluding executive officers)	Various	-	564,500	$4.40 to $7.47	$1,376,563
	Various	135,272	-	-	$783,087

(1)

Each option was granted at an exercise price equal to the fair market value of our Common Stock on the grant date which was equal to the closing price of a share of our Common Stock, as reported by Nasdaq on the date of grant.

(2)

The amounts reported do not reflect the amounts actually received by the parties. Instead, these amounts reported reflect the aggregate grant date fair value of all options and stock awards granted during fiscal year ended December 31, 2021, as computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our Annual Report. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

On February 19, 2022 the Company granted Mr. L.W. Varner, Jr, former Interim Chief Executive Officer, 21,186 RSUs at $2.36 per share that became fully vested on April 16, 2022. On March 2, 2022 the Company granted 50,000 RSUs at $2.13 per share to each of James A. Barnes and Glenn Hickman, executive officers. These RSUs vest over three years.

On April 19, 2022 the Company granted the following equity awards to the Company’s newly appointed Chief Executive Officer, subject to the terms of the 2017 Plan and a related employment agreement:

●	17,301 RSUs at a grant price of $2.89 per share vesting in one year.
●	233,564 RSUs at a grant price of $2.89 per share vesting in annual installments over three years.
●	A non-qualified stock option with a ten-year term on 475,662 shares of Common Stock at an exercise price of $2.89 per share vesting in annual installments over three years.
●	A non-qualified performance-based stock option with a ten-year term on 921,832 shares of Common Stock at an exercise price of $2.89 per share vesting on achievement of market capitalization targets.

On April 19, 2022, the Company granted the following equity awards to the Company’s newly appointed President as inducement grants outside the 2017 Plan and subject to the terms of a related employment agreement:

●	175,173 RSUs at a grant price of $2.89 per share vesting in annual installments over three years.
●	A non-qualified stock option with a ten-year term on 356,747 shares of Common Stock at an exercise price of $2.89 per share vesting in annual installments over three years.
●	A non-qualified performance-based stock option with a ten-year term on 692,398 shares of Common Stock at an exercise price of $2.89 per share vesting on achievement of market capitalization targets.

During the period from January 1, 2022 to the date of this Proxy Statement the Board (a) granted to non-executives 42,593 service-based RSUs at pricing ranging from $2.27 to $3.93 and vesting over three to four years and (b) granted an additional 113,000 service-based stock options to non-executive employees at exercise prices ranging from $2.27 to $3.93 and vesting over three to four years. A total of 20,000 of these RSUs and 80,000 of these options were subsequently forfeited.

As noted above, although we do not currently have any definitive arrangements or agreements, either written or oral, regarding the issuance of additional awards pursuant to the 2017 Plan either prior or subsequent to the effectiveness of the Plan Amendment, we may issue additional awards under the 2017 Plan to certain individuals prior to obtaining stockholder approval of the 2020 Plan Amendment. In the event that we do issue additional awards under the 2017 Plan prior to the effectiveness of the Plan Amendment, all such issuances will be conditioned upon stockholder approval of the 2020 Plan Amendment.

A vote in favor of this item will have the result of ratifying the issuance of the awards set forth above as well as the approval of the Plan Amendment.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2021, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,205,186	$5.32	1,380,816
Equity compensation plans not approved by security holders	-	-	-
Total	4,205,186	$4.58	1,380,816

Vote Required

The affirmative vote of the holders of a majority of the voting securities present, either in attendance virtually or represented by proxy at the Annual Meeting, and entitled to vote on the matter, is required to approve the Plan Amendment and ratify all issuances made under the 2017 Plan to date. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of this proposal. Accordingly, an abstention will have the effect of a vote against this proposal. A broker or nominee will not have discretionary authority to vote on this proposal because it is considered a non-routine matter. Accordingly, broker non-votes will have no effect on the outcome of this proposal.

Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the adoption of the Plan Amendment and ratification of all issuances made under the 2017 Plan to date.

Board of Directors Recommendation

The Board recommends a vote “FOR” the Plan Amendment and ratification of all issuances made thereunder to date.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF

ROSENBERG RICH BAKER BERMAN, P.A. TO SERVE AS OUR

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

Upon recommendation of the Audit Committee of the Board of Directors, the Board appointed Rosenberg Rich Baker Berman, P.A. (“RRBB”) as our independent registered public accounting firm for the year ending December 31, 2022, and recommends that the stockholders ratify such appointment.

The Board may terminate the appointment of RRBB as the Company’s independent registered public accounting firm without the approval of the Company’s stockholders whenever the Board deems such termination necessary or appropriate.

Representatives of RRBB will be in attendance during the Annual Meeting or available telephonically and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

Audit Fees

The following table presents fees billed by RRBB for professional services rendered for the fiscal years ended December 31, 2021 and 2020:

	2021	2020
Audit fees (1)	$74,000	$48,500
Audit related fees (2)	10,000	4,500
Tax fees (3)	-	-
All other fees (4)	-	-
Total	$84,000	$53,000

(1)

Audit fees include fees and expenses for professional services rendered in connection with the audit of our financial statements for those years, reviews of the interim financial statements that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)

Audit related fees consist of fees billed for assurance related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit fees”. Included in audit related fees are fees and expenses related to reviews of registration statements and SEC filings other than annual reports on Form 10-K and quarterly reports on Form 10-Q.

(3)

Tax fees include the aggregate fees billed during the fiscal year indicated for professional services for tax compliance, tax advice and tax planning. No such fees were billed by RRBB for 2021 or 2020.

(4)	All other fees consist of fees for products and services other than the services reported above. No such fees were billed by RRBB for 2021 or 2020.

Audit Committee Pre-Approval Policies and Procedures

All audit and non-audit services are pre-approved by the Audit Committee, and were pre-approved by the full Board prior to the formation of the Audit Committee in November 2018, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. The Audit Committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit and quarterly reviews for the subsequent fiscal year, and pre-approves specific engagements for tax services performed by such firm. The Audit Committee has also established pre-approval policies and procedures for certain enumerated audit and audit related services performed pursuant to the annual engagement agreement, including such firm’s attendance at and participation at Audit Committee and Board meetings; services of such firm associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings, such as comfort letters and consents; such firm’s assistance in responding to any SEC comment letters; and consultations with such firm as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Public Company Accounting Oversight Board (“PCAOB”), Financial Accounting Standards Board (“FASB”), or other regulatory or standard-setting bodies. The Audit Committee is informed of each service performed pursuant to its pre-approval policies and procedures.

The Audit Committee has considered the role of RRBB in providing services to us for the year ended December 31, 2021 and has concluded that such services are acceptable with such firm’s independence.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with accountants on accounting and financial disclosure.

Auditor Independence

Our Audit Committee and our full Board considered that the work done for us in the years ended December 31, 2021 and 2020, respectively, by RRBB was performed while maintaining the independence of RRBB.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Date: April 30, 2022

The Audit Committee has reviewed and discussed with management and Rosenberg Rich Baker Berman, P.A., our independent registered public accounting firm, the audited consolidated financial statements in the Wrap Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2021.

Rosenberg Rich Baker Berman, P.A. also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence. The Audit Committee has discussed with the registered public accounting firm their independence from our Company.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, including as set forth above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully Submitted, Kimberly Sentovich, Committee Chair Michael Parris Kevin Sherman

The information contained above under the caption “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

Vote Required

Ratification of the selection of Rosenberg Rich Baker Berman, P.A. as the Company’s independent auditors for the fiscal year ending December 31, 2022 requires the affirmative vote of the holders of a majority of the voting securities present, either in attendance virtually or represented by proxy at the Annual Meeting, and entitled to vote on the matter. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of this proposal. Accordingly, an abstention will have the effect of a vote against this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal. However, any broker non-votes received will have no effect on the outcome of this proposal.

Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the ratification of Rosenberg Rich Baker Berman, P.A. as the Company’s independent auditors for the fiscal year ending December 31, 2022.

Board of Directors Recommendation

The Board recommends that stockholders vote “FOR” the ratification of the selection of Rosenberg Rich Baker Berman, P.A. as our independent auditors for the fiscal year ending December 31, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS MATTERS

As of April 25, 2022, we had one class of voting stock outstanding: Common Stock. The following table sets forth information concerning shares of our Common Stock beneficially owned as of April 25, 2022 (unless otherwise noted), by:

●	each person or entity known by us to be the beneficial owner of 5% or more of the outstanding shares of Common Stock;

●	each person currently serving as director; and

●	each of our named executive officers.

The share amounts in the table below are based on 40,970,322 shares of Common Stock issued and outstanding as of the Record Date. To our knowledge, except as otherwise indicated in the footnotes below, each person or entity has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.

	Common Stock
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class

Named Executive Officers and Directors:
Scot Cohen	5,080,234	(2)	12.3%
James A. Barnes	2,321,555	(3)	5.6%
Glenn Hickman	5,500	(4)	*
TJ Kennedy	23,403	(5)	*
Michael Parris	226,845	(6)	*
Kimberly Sentovich	23,403	(7)	*
Kevin Sherman	23,403	(8)	*
Wayne R. Walker	83,845	(9)	*
All directors and named executive officers as a group (8 persons)	7,838,188		18.9%
5% Shareholders
Elwood G. Norris	6,452,457	(10)	15.7%

* less than 1%

(1)	Except as otherwise indicated, the business address for these beneficial owners is c/o the Company, 1817 W 4th Street, Tempe, Arizona 85281.
(2)	Includes 4,830,234 shares held by Mr. Cohen and 250,000 shares underlying stock options that may be exercised within 60 days from April 25, 2022.
(3)

Includes 35,973 shares held by Mr. Barnes directly, 1,742,741 shares beneficially owned by Mr. Barnes through a family trust; 358,959 shares beneficially owned by Mr. Barnes through Sunrise Capital, Inc.; and 183,882 shares underlying stock options that may be exercised and RSUs that may vest within 60 days from April 25, 2022. Mr. Barnes is the President of Sunrise Capital, Inc.

(4)	Consists of 5,500 shares held by Mr. Hickman.
(5)	Includes 8,403 shares held by Mr. Kennedy and 15,000 shares underlying stock options that may be exercised within 60 days from April 25, 2022.
(6)	Includes 226,845 shares held by Mr. Parris and 50,000 shares underlying stock options that may be exercised within 60 days from April 25, 2022.
(7)	Includes 8,403 shares held by Ms. Sentovich and 15,000 shares underlying stock options that may be exercised within 60 days from April 25, 2022.
(8)	Includes 8,403 shares held by Mr. Sherman and 15,000 shares underlying stock options that may be exercised within 60 days from April 25, 2022.
(9)	Includes 48,845 shares held by Mr. Walker and 35,000 shares underlying stock options that may be exercised within 60 days from April 1, 2022.
(10)	Includes 1,000,904 shares held by Mr. Elwood Norris directly and 5,451,553 shares beneficially owned by Mr. Elwood Norris through his family trust.

Certain Relationships and Related Transactions

The Company is obligated to pay royalties and development and patent costs pursuant to an exclusive Amended and Restated Intellectual Property License Agreement dated September 30, 2016 with Syzygy, a company owned and controlled by a stockholder of the Company, Mr. Elwood Norris, and an officer of the Company, Mr. James Barnes. The agreement provides for royalty payments of 4% of revenue from products employing the licensed ensnarement device technology up to an aggregate of $1,000,000 in royalties or until September 30, 2026, whichever occurs earlier. During the years ended December 31, 2021 and 2020 the Company incurred royalties to Syzygy of $278,497 and $143,390, respectively.

Commencing in October 2017, the Company began reimbursing Mr. Elwood Norris, a stockholder of the Company, $1,500 per month on a month-to-month basis for laboratory facility costs, for an aggregate of $18,000 during each of the years ended December 31, 2021 and 2020.

For a director to be considered “independent,” the Board must affirmatively determine that the director has no material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In each case, the Board considers all relevant facts and circumstances. Our Board has affirmatively determined that Messrs. Parris, Sherman, Walker and Ms. Sentovich are independent directors.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals to be included in our next proxy statement must be received by us at our executive offices no later than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. A stockholder proposal not included in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of the Company at the executive offices of the Company. To be timely, the Company must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 days from the date of this year’s Annual Meeting, the Company must receive the stockholder’s notice no later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials, please notify your broker or direct a written request to the Company at 1817 W 4th Street, Tempe, Arizona 85281, or contact us at (800) 583-2652. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

OTHER MATTERS

At the date of this Proxy Statement, the Company knows of no other matters, other than those described above, that will be presented for consideration at the Annual Meeting. If any other business should come before the Annual Meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of the Company and the stockholders.

The Notice, which we intend to mail to stockholders on or about May 13, 2022, will contain instructions on how to access the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of proxies.

The Board invites you to attend the Annual Meeting virtually. Whether or not you expect to attend the Annual Meeting virtually, please submit your vote by Internet, telephone or e-mail as promptly as possible so that your shares will be represented at the Annual Meeting.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, PLEASE READ THE PROXY STATEMENT AND THEN VOTE BY INTERNET, TELEPHONE OR MAIL AS PROMPTLY AS POSSIBLE.  VOTING PROMPTLY WILL SAVE US ADDITIONAL EXPENSE IN SOLICITING PROXIES AND WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

/s/ Wayne Walker

Wayne Walker

Chairman of the Board